EXHIBIT 99.1

Media Contact:	Investor Contact:
David Schull or Wendy Lau Russo Partners 212-845-4271 David.Schull@russopartnersllc.com Wendy.Lau@russopartnersllc.com	Andreas Marathovouniotis Russo Partners 212-845-4253 Andreas.Marathis@russopartnersllc.com

Alfacell Reports Financial Results for First Quarter of Fiscal 2009

SOMERSET, N.J., Dec. 10, 2008 – Alfacell Corporation (NASDAQ: ACEL) today reported its financial results for the first quarter of fiscal 2009.

The company recorded a net loss of approximately $2.8 million, or $0.06 per basic and diluted common share, for the fiscal quarter ended Oct. 31., compared to a net loss of $2.7 million, or $0.06 per basic and diluted common share, for the first quarter of fiscal 2008. Research and development expenses increased by approximately $0.1 million and were offset by decreases in general and administrative expenses and investment income during the first quarter of fiscal 2009 as compared to the same quarter a year ago.

Cash and Liquidity

As of Oct. 31, the company had cash and cash equivalents of approximately $2.0 million, a decrease of approximately $2.7 million, compared to cash and cash equivalents of approximately $4.7 million on July 31, 2008. In addition to its cash reserves on Oct. 31, the company received proceeds of approximately $1.1 million from the sale of its state tax loss carryforwards in New Jersey in December 2008. Based on the current expected level of expenditures, the company believes that its cash reserves are sufficient to support its activities into the fourth quarter of fiscal year 2009.

Clinical/Regulatory Update

Alfacell has completed a confirmatory Phase IIIb clinical trial for ONCONASE in patients suffering from unresectable malignant mesothelioma (UMM) and reached the required number of evaluable events to conduct the formal statistical analyses required to complete the final sections of the ONCONASE® rolling New Drug Application (NDA). As the company has previously reported, the results of the preliminary statistical analysis of the data did not meet statistical significance for the primary endpoint of survival in UMM. However, a statistically significant improvement in survival was seen in the treatment of UMM patients who failed one prior chemotherapy regimen, a pre-defined primary data set for this sub-group of patients in the trial, which represents a currently unmet medical need. Alfacell has been granted a pre-NDA meeting with the Food and Drug Administration (FDA) at the end of January 2009 to discuss the details of the planned NDA submission.

About ONCONASE®

ONCONASE is a first-in-class therapeutic product candidate based on Alfacell's proprietary ribonuclease (RNase) technology. A natural protein isolated from the leopard frog, ONCONASE has been shown in the laboratory and clinic to target cancer cells while sparing normal cells. ONCONASE triggers apoptosis, the natural death of cells, via multiple molecular mechanisms of action.

Alfacell has licensed the U.S. commercial rights for ONCONASE to Strativa Pharmaceuticals, a division of Par Pharmaceutical, Inc. Strategic marketing and distribution agreements for ONCONASE have been secured with Megapharm Ltd. for Israel, BL&H Co. Ltd. for Korea, Taiwan and Hong Kong, USP Pharma Spolka Z.O.O., an affiliate of US Pharmacia, for Eastern Europe, and GENESIS Pharma, S.A. for Southeastern Europe.

ONCONASE has been granted fast track status and orphan-drug designation for the treatment of malignant mesothelioma by the FDA. Additionally, ONCONASE has been granted orphan-drug designation in the European Union and Australia.

About Alfacell Corporation

Alfacell Corporation is the first company to advance a biopharmaceutical product candidate that works in a manner similar to RNA interference (RNAi) through late-stage clinical trials. The product candidate, ONCONASE, is an RNase that overcomes the challenges of targeting RNA for therapeutic purposes while enabling the development of a new class of targeted therapies for cancer and other life-threatening diseases. For more information, visit www.alfacell.com.

Safe Harbor

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, uncertainty whether the clinical trial results will allow the company to complete submission of a New Drug Application and if a New Drug Application submission is completed, uncertainty whether FDA will file or approve such application, uncertainties involved in transitioning from concept to product, uncertainties involving the ability of the company to finance research and development activities, potential challenges to or violations of patents, uncertainties regarding the outcome of clinical trials or differences of opinion in interpreting the results of clinical trials, the company's ability to secure necessary approvals from regulatory agencies, dependence upon third-party vendors, and other risks discussed in the company's periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release.

ALFACELL CORPORATION

Condensed Statements of Operations

(Unaudited)

	Three-Months Ended October 31
	2008	2007

Revenues	$—	$—

Expenses:
Research and development	1,727,381	1,615,791
General and administrative	1,093,473	1,171,516
Total expenses	2,820,854	2,787,307

Loss from operations	(2,820,854)	(2,787,307)

Interest income, net	17,451	60,507

State tax benefit	—	—

Net loss	$(2,803,403)	$(2,726,800)

Net loss per common share—basic and diluted	$(0.06)	$(0.06)

Shares used in computation of net loss per common share:
Basic and diluted	46,310,500	44,430,000

Balance Sheet Data:

	October 31, 2008	July 31, 2008
Cash and cash equivalents	$1,959,146	$4,661,656
Total assets	$2,671,681	$5,320,036
Current liabilities	$2,453,854	$2,882,034
Accumulated deficit	$(107,196,259)	$(104,392,856)
Total stockholders' deficiency	$(5,713,515)	$(3,556,606)

ALFACELL CORPORATION

Unaudited Condensed Statements of Operations

	Three-Months Ended April 30		Nine-Months Ended April 30
	2008	2007	2008	2007

Revenues	$—	$—	$—	$—

Expenses:
Research and development	2,704,980	1,252,811	6,354,271	4,295,574
General and administrative	2,386,992	856,892	5,032,243	2,844,673
Total expenses	5,091,972	2,109,703	11,386,514	7,140,247

Loss from operations	(5,091,972)	(2,109,703)	(11,386,514)	(7,140,247)

Interest income, net	65,833	82,142	191,146	303,968

State tax benefit	—	—	1,755,380	510,467

Net loss	$(5,026,139)	$(2,027,561)	$(9,439,988)	$(6,325,812)

Net loss per common share—basic and diluted	$(0.11)	$(0.04)	$(0.20)	$(0.14)

Shares used in computation of net loss per share:
Basic and diluted	47,122,191	45,147,204	46,802,187	44,778,890

Unaudited Balance Sheet Data:

	April 30, 2008	July 31, 2007
Cash and cash equivalents	$7,843,906	$6,968,172
Total assets	$8,574,152	$7,820,499
Current liabilities	$2,784,209	$1,829,900
Accumulated deficit	$(101,511,743)	$(92,071,755)
Total stockholders equity (deficiency)	$(243,398)	$5,778,480